Exhibit 10.7

FORM OF TRADEMARK LICENSE AGREEMENT

by and between

FMC CORPORATION

and

LIVENT CORPORATION

Dated as of [—]

TABLE OF CONTENTS

PAGE

ARTICLE 1
DEFINITIONS

Section 1.01. Certain Definitions	1
Section 1.02. Other Definitional and Interpretative Provisions	4

ARTICLE 2
GRANT OF LICENSE

Section 2.01. Grant of License	4
Section 2.02. Sublicense Rights	5
Section 2.03. Permitted Domain Names	5
Section 2.04. Disclaimers; Limitation of Liability	6

ARTICLE 3
OWNERSHIP AND USE OF LICENSED TRADEMARKS

Section 3.01. Ownership of Licensed Trademarks	6
Section 3.02. Challenges to Licensed Trademarks	6
Section 3.03. Applications and Registrations	6
Section 3.04. Use of the Licensed Trademarks	7
Section 3.05. Quality Standards and Inspection	7
Section 3.06. Third Party Notices	8

ARTICLE 4
INFRINGEMENT AND INDEMNIFICATION

Section 4.01. Infringement of Licensed Trademarks by Third Party	8
Section 4.02. Third Party Actions	9
Section 4.03. Indemnification	9

ARTICLE 5
TERM AND TERMINATION

Section 5.01. Term	10
Section 5.02. Termination by Licensee	10
Section 5.03. Termination by Licensor	10
Section 5.04. Effect of Termination	11
Section 5.05. Domain Name Redirect	11
Section 5.06. Survival	11

i

ARTICLE 6
GENERAL

Section 6.01. Assignment	11
Section 6.02. Interpretation; Incorporation of Terms by Reference	12

ii

FORM OF TRADEMARK LICENSE AGREEMENT

This TRADEMARK LICENSE AGREEMENT, dated as of [—] (the “Effective Date”), is made by and between FMC CORPORATION, a Delaware corporation (“Licensor”) and LIVENT CORPORATION, a Delaware corporation (“Licensee”).

WHEREAS, pursuant to the Separation and Distribution Agreement between Licensor and Licensee of even date herewith (the “Separation and Distribution Agreement”), Licensor has contributed, transferred and conveyed to Licensee certain of Licensor’s assets, and Licensee has assumed certain of Licensor’s liabilities, in each case, related to the Lithium Business, and as a result of such transactions, Licensee will operate separately from Licensor after the date hereof.

WHEREAS, Licensor and Licensee have agreed that Licensor shall retain sole and exclusive ownership of the Licensed Trademarks (as defined below);

WHEREAS Licensee desires to obtain, and Licensor is willing to grant, certain rights and licenses to use the Licensed Trademarks in connection with the Lithium Business (as defined below) solely as set forth in this Agreement; and

WHEREAS, the Separation and Distribution Agreement requires the execution and delivery of this Agreement;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Certain Definitions. For the purposes of this Agreement the following terms shall have the following meanings; provided that capitalized terms used but not otherwise defined in this Section 1.01 shall have the respective meanings ascribed to such terms in the Separation and Distribution Agreement:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person whether now or in the future. For the purpose of this Agreement, Licensee and its Subsidiaries shall not be considered Affiliates of Licensor. The term “control”, as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. “Controlled” and “controlling” have meanings correlative to the foregoing.

“Agreement” means this Trademark License Agreement, including all of the schedules and exhibits hereto.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Business Items” means any and all items on which any Licensed Trademark is used in connection with the Lithium Business as of the Effective Date including signs, business cards, invoices, letterhead, agreements and other commercial documents, inventory, labels, equipment, trailers, trucks and other vehicles.

“Corporate Identity” means any business or corporate entity name, trade name or other business or corporate identifier (e.g., “d/b/a”).

“Damages” has the meaning set forth in Section 4.03.

“Effective Date” has the meaning set forth in the preamble.

“Field of Use” means any product or service developed, marketed, promoted, sold or provided by Licensee as of the Effective Date in connection with the conduct of the Lithium Business.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof.

“License” has the meaning set forth in Section 2.01.

“Licensed Logos” means the “FMC” logos set forth on Exhibit A (as the same may be updated from time to time by Licensor).

“Licensed Trademarks” means the Licensed Word Mark and Licensed Logos.

“Licensed Word Mark” means the word mark “FMC”.

“Licensee” has the meaning set forth in the preamble.

“Licensor” has the meaning set forth in the preamble.

“Lithium Business” means all of the businesses and operations of Licensee and the members of the Lithium Group as described in the IPO Registration Statement.

“Other Licensor Marks” has the meaning set forth in Section 5.04.

“Permitted Domain Names” has the meaning set forth in Section 2.03.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Promotional Material” means any and all material used in the promotion of, or otherwise in connection with, any products or services within the Field of Use (whether written or recorded in any medium) as permitted in this Agreement, and includes artwork, advertising materials (irrespective of the medium in which they are recorded), display materials, brochures, videos, broadcasts and posters (including any internet or web-based materials).

“Seperation and Distribution Agreement” has the meaning set forth in the recitals.

“Social Media Identifier” means any name, mark or other identifier (either alone or in combination with any other name, mark or other identifier) used to establish an account, screen name, nickname or “handle” on, or means to locate any, social media product, service, application or tool (e.g., Twitter, Facebook, etc.) or similar service (now known or hereafter known), including any of the foregoing that permits the exchange of user generated content on the internet (e.g., YouTube, Instagram, etc.).

“Sublicense” has the meaning set forth in Section 2.02.

“Sublicense” has the meaning set forth in Section 2.02.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person. For the purpose of this Agreement, Licensee and its Subsidiaries shall not be considered Subsidiaries of Licensor.

“Term” has the meaning set forth in Section 5.01.

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including such date, respectively. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

ARTICLE 2

GRANT OF LICENSE

Section 2.01. Grant of License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, during the Term, a worldwide, limited (as set forth in Article 5), revocable (as set forth in Section 5.03), royalty-free, non-transferable (except as set forth in Article 6), non-sublicensable (except as set forth in Section 2.02) and non-exclusive license to use the Licensed Trademarks solely in connection with any product or service in the Field of Use (the “License”).

Section 2.02. Sublicense Rights. Subject to Licensee’s ongoing compliance with the terms and conditions of this Agreement, the License shall include the right of Licensee to grant sublicenses to any (i) Subsidiary of Licensee and (ii) manufacturers, suppliers, distributors, contractors or consultants but solely for the purpose of providing products and services to or otherwise acting on behalf of and at the direction of Licensee (each sublicense granted under this Section 2.02, a “Sublicense” and a sublicensee under a Sublicense, a “Sublicensee”), provided that:

(a) each Sublicense shall be in writing and shall contain terms that bind the Sublicensee to the terms and conditions of this Agreement;

(b) no Sublicensee shall have the right to assign or sublicense its rights or licenses under its Sublicense to any third party;

(c) each Sublicense shall automatically terminate upon the earlier of (i) the expiration or the termination of this Agreement and/or (ii) with respect to any Sublicense granted to any Subsidiary of Licensee, the date on which such Subsidiary ceases to be a Subsidiary of Licensee;

(d) all terms and obligations applicable to Licensee under this Agreement shall equally apply to each Sublicensee and any act or omission of each Sublicensee shall be deemed an act or omission of Licensee (including any breach by any Sublicensee of the terms and conditions of this Agreement related to the use of the Licensed Trademarks) and Licensee shall be liable for any such acts or omissions; and

(e) Licensee shall at all times and at its own cost enforce compliance by each Sublicensee with the terms and conditions of this Agreement.

Section 2.03. Permitted Domain Names. Subject to the terms and conditions of this Agreement, Licensee shall have the right and worldwide, limited (as set forth in Article 5), revocable (as set forth in Section 5.03), royalty-free, non-transferable (except as set forth in Article 6), non-sub-licensable (except as set forth in Section 2.02) and non-exclusive license during the Term to register solely as a domain name with the applicable domain name registrar (and not as a trademark or service mark), maintain and use, at Licensee’s sole cost and expense, the domain names set forth on Exhibit B (the “Permitted Domain Names”) solely for the purpose of directing internet traffic to web sites related to the Lithium Business. Upon any expiration or termination of this Agreement, Licensee shall, at Licensee’s sole cost and expense, promptly and irrevocably assign and transfer to Licensor the Permitted Domain Names and provide Licensor with any applicable passwords or other information necessary to control and maintain the Permitted Domain Names.

Section 2.04. Disclaimers; Limitation of Liability. THE LICENSE AND ALL OTHER RIGHTS GRANTED HEREIN ARE MADE ON AN “AS IS”

AND “WHERE IS” BASIS, AND LICENSOR HEREBY DISCLAIMS ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES OF ANY KIND, INCLUDING WITHOUT LIMITATION, THOSE REGARDING MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OF NON-INFRINGEMENT. TO THE EXTENT PERMITTED BY APPLICABLE LAW, LICENSOR SHALL NOT BE LIABLE UNDER ANY LEGAL OR EQUITABLE THEORY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 3

OWNERSHIP AND USE OF LICENSED TRADEMARKS

Section 3.01. Ownership of Licensed Trademarks. Neither this Agreement nor its performance confer on Licensee any right, title or interest in or to any Licensed Trademark other than those rights expressly granted in this Agreement. Licensor shall have the right to grant any other rights in and licenses of the Licensed Trademarks as it sees fit and nothing in this Agreement restricts Licensor’s right to use the Licensed Trademarks on or in connection with any products or services. All goodwill associated with any use of the Licensed Trademarks by Licensee or any Sublicensee shall inure to the sole and exclusive benefit of Licensor.

Section 3.02. Challenges to Licensed Trademarks. Licensee shall not (a) challenge the validity or ownership of any Licensed Trademark or any other marks of Licensor or claim adversely or assist in any claim adverse to Licensor concerning any right, title or interest in any Licensed Trademark or (b) do, or permit any Sublicensee to do, any act which may directly or indirectly (i) impair or prejudice Licensor’s right, title or interest in or to any Licensed Trademark or (ii) be likely to adversely affect any Licensed Trademark or otherwise be detrimental to the reputation and goodwill of Licensor, including any act which might assist or give rise to any application to remove or de-register any Licensed Trademark or any other related marks of Licensor.

Section 3.03. Applications and Registrations. Licensee shall provide Licensor with such reasonable assistance, at Licensor’s sole cost and expense, as Licensor may deem necessary or appropriate in order for Licensor to file, prosecute, defend and maintain applications and registrations for the Licensed Trademarks, or any mark containing any Licensed Trademark, as Licensor deems appropriate in its complete discretion, including providing all consents, other documents and specimens of use reasonably requested by Licensor.

Section 3.04. Use of the Licensed Trademarks.

(a) Standards for Use of the Licensed Trademarks. Licensee’s use of the Licensed Trademarks shall conform to (a) the standards of use of the Licensed Trademarks set forth on Exhibit C and (b) such other reasonable standards as Licensor from time to time prescribes, including standards with respect to the font, design, size, position, appearance, marking and color of the Licensed Trademarks, and the manner of use of the Licensed Trademarks and accompanying designations on or in connection with any product, service, document or other media (including any Business Item or Promotional Material) of the Lithium Business.

(b) Use of the Licensed Trademarks. Subject to compliance with the terms and conditions of this Agreement, Licensee may use the Licensed Trademarks on any Business Item or Promotional Material for products or services within the Field of Use. Without limiting Licensee’s rights under this Agreement, Licensee shall exercise commercially reasonable efforts to always use the Licensed Word Mark as part of “FMC Lithium” and not on a standalone basis.

(c) Prohibitions on Use and Registration. Licensee shall not, and shall cause its Affiliates not to, (i) register or use or attempt to register or to use any trademark, design, Corporate Identity, URL, domain name, or Social Media Identifier that may be similar to or contain any Licensed Trademark (except as expressly permitted in Section 2.03 with respect to the Permitted Domain Names); (ii) register or attempt to register any Licensed Trademark individually or as part of, in combination with or otherwise in connection with, any mark, logo or other source identifier (including as part of “FMC Lithium”); (iii) use any Licensed Trademark in connection with any product or service outside the Field of Use; (iv) use any Licensed Trademark with any mark, logo or other source identifier in such close proximity as to form a composite mark (other than as part of “FMC Lithium” as permitted under this Agreement) or (v) use any Licensed Trademark in any way that may imply that such Licensed Trademark is a Corporate Identity of Licensee (other than as part of “FMC Lithium” as permitted under this Agreement).

Section 3.05. Quality Standards and Inspection.

(a) All products and services to which any Licensed Trademark is applied (and all Business Items and Promotional Materials used in connection with any of the foregoing) shall be (a) in compliance with all Applicable Laws at all times, (b) provided in a manner so as not to bring discredit or disrepute upon any Licensed Trademark and (c) of at least substantially the same quality as those products and services sold or provided by Licensor and its Subsidiaries immediately prior to the Effective Date, which quality shall be reasonably maintained on a consistent basis.

(b) Licensor shall have the right to inspect any designation, document or other media including any Business Items and Promotional Materials, and any facilities or records, used or maintained by Licensee or any Sublicensee in connection with the manufacture, commercialization, supply or other exploitation of any product or service under any Licensed Trademark upon providing Licensee with one (1) week prior written notice. Such inspection shall only be permitted during Licensee’s normal business hours. Upon any such written request, Licensee shall furnish Licensor with representative samples of products and services bearing any Licensed Trademark (including Business Items and Promotional Materials) in order for Licensor to ascertain that they conform to such quality standards and other provisions of this Agreement. Such samples shall be furnished by Licensee either at the facility at which they are ordinarily kept, or, upon request of Licensor, shipped to Licensor at Licensor’s expense. In the event that Licensor determines that any sample does not meet such standards, Licensee shall have sixty (60) days after notification by Licensor within which to make the changes required for compliance.

Section 3.06. Third Party Notices. Licensee shall ensure that, to the fullest extent practicable under the circumstances, any Business Item, Promotional Material and any other item of the Lithium Business which includes a reference to any Licensed Trademark contains a written statement to the effect that (a) such Licensed Trademark is owned by Licensor and used by Licensee under license (or such other statement as Licensor may reasonably require from time to time) and (b) such Business Item, Promotional Material or other item is being distributed by Licensee and not by Licensor; provided that the obligations set forth in this Section 3.06 shall only apply to such Business Items, Promotional Materials or other item (as applicable) created at any time after the date that is three (3) months after the Distribution Date.

ARTICLE 4

INFRINGEMENT AND INDEMNIFICATION

Section 4.01. Infringement of Licensed Trademarks by Third Party.

(a) Licensee shall immediately notify Licensor of any infringement, misappropriation, dilution or other violation of any Licensed Trademark by any Person and shall inform Licensor of all particulars that it may have regarding the foregoing.

(b) Licensor shall have the sole and exclusive right, but not the obligation, to take any action, legal or otherwise, in connection with any infringement, misappropriation, dilution or other violation of any Licensed Trademark. Licensor may require Licensee to, and Licensee shall (upon such request), lend its name to such proceedings and provide reasonable assistance. If

Licensor declines to take such action, then Licensee shall have the right to take such action on behalf of Licensor at Licensee’s cost and expense, unless Licensor determines in its reasonable judgment that such action may adversely impact its rights in any Licensed Trademark. In the event that Licensee initiates an action pursuant to this Section 4.01(b), Licensee shall (i) keep Licensor fully and promptly informed of the conduct and progress of such action; and (ii) indemnify Licensor for all Damages (as defined in Section 4.03) arising from such action or any claims or counterclaims asserted against Licensor; and provided, further, that Licensee shall not settle any such action in a manner that would adversely affect any right, title or interest of Licensor in and to any Licensed Trademark without Licensor’s prior written consent. Any damages or settlement amounts recovered for any Licensed Trademark in any such action shall first be used to reimburse each party for its respective costs incurred in such action, and then shall belong solely and exclusively to the party that initiated such action. Except as otherwise provided in this Section 4.01(b), Licensee shall not institute, commence or prosecute any claim, action or proceeding against any Person alleging infringement, misappropriation, dilution or other violation of any Licensed Trademark without the prior written consent of Licensor.

Section 4.02. Third Party Actions. Licensee shall immediately notify Licensor of any allegations, claims or demands (actual or threatened) against Licensee or any Sublicensee for infringement, misappropriation, dilution or other violation of any trademark rights of any Person by reason of Licensee’s or any Sublicensee’s use of any Licensed Trademark and shall inform Licensor of all particulars that it may have regarding the foregoing. Licensee shall not, and shall cause each Sublicensee not to, enter into any settlement, admit any liability or consent to any adverse judgment that would adversely affect any right, title or interest of Licensor in and to any Licensed Trademark without the prior written consent of Licensor. Each party shall have the right to employ separate counsel and participate in the defense of such action at its own expense.

Section 4.03. Indemnification. Licensee agrees to indemnify, defend and hold Licensor and its Affiliates (including their respective officers, directors, employees and agents) harmless from and against all losses, claims, damages, liabilities, demands, proceedings and costs (including legal costs and attorneys’ fees) (“Damages”) arising out of any third-party claim relating to (a) any product or service of Licensee or any Sublicensee which bears any Licensed Trademark and/or (b) any breach of any right of or obligation to Licensor under this Agreement, including any use of any Licensed Trademark in breach of the terms and conditions of this Agreement.

ARTICLE 5

TERM AND TERMINATION

Section 5.01. Term. This Agreement is effective as of the Effective Date and continues in full force and effect until the second (2nd) anniversary of the Distribution Date, unless terminated earlier in accordance with Section 5.02 or Section 5.03 (the “Term”).

Section 5.02. Termination by Licensee. Licensee may terminate this Agreement in its entirety at will upon thirty (30) days written notice to Licensor.

Section 5.03. Termination by Licensor. Licensor may terminate this Agreement, and the rights of Licensee or any Sublicensee, by written notice to Licensee immediately (or upon such other time period as indicated below) if any of the following events occur:

(a) Licensee or any Sublicensee has committed a material breach of this Agreement and fails to remedy such breach within sixty (60) days of receipt of written notice of such breach;

(b) Licensee or any Sublicensee has materially altered any Licensed Trademark without Licensor’s prior express written approval;

(c) Licensee or any Sublicensee uses, markets, promotes or sells products or services bearing any Licensed Trademark in any manner that deceives or misleads the public or damages or impairs the reputation or value of any Licensed Trademark in any material respect;

(d) Licensee or any Sublicensee challenges the validity or enforceability of, or Licensor’s right to use or license the use of, any Licensed Trademark or assists a third party in such a challenge, and fails to withdraw such challenge within five (5) days of Licensor’s written notice of its intent to terminate this Agreement due to such challenge;

(e) Licensee or any Sublicensee files a voluntary petition under the United States Bankruptcy Code or the insolvency laws of any state or has an involuntary petition filed against it under the United States Bankruptcy Code or a receiver appointed for its business, unless such petition or appointment of a receiver is dismissed within thirty (30) days;

(f) Licensee or any Sublicensee undergoes a sale, merger, consolidation, spin-off, public or private offering of securities or other transaction or series of related transactions resulting in a third party (other than Licensor or any of its Affiliates) obtaining control of Licensee or such Sublicensee; or

(g) Licensee assigns or transfers or attempts to assign or transfer this Agreement in violation of Article 6.

Section 5.04. Effect of Termination. Upon expiration or termination of this Agreement, Licensee shall, and shall cause each Sublicensee to, immediately cease any and all use of the Licensed Trademarks or any derivation thereof in any form, including by removing the Licensed Trademarks from any and all assets, inventories, advertisements, communications, website content, other internet or electronic communication vehicles and other documents and materials of Licensee and all Sublicensees, including any and all Business Items and Promotional Materials. In furtherance of the foregoing, promptly upon expiration or termination of this Agreement, Licensee shall discontinue use of and change the Corporate Identity of Licensee and any and all of its Subsidiaries that include any Licensed Trademark or any other trademark or service mark owned by Licensor or any of its Affiliates (such other marks, the “Other Licensor Marks”) to a name that does not use or contain any Licensed Trademark or any Other Licensor Mark and is not confusingly similar to any Licensed Trademark or any Other Licensor Mark. Licensee shall and shall cause its Subsidiaries to discontinue any further use of any such Corporate Identity on any Business Item and Promotional Material. In the event that Licensee or any Sublicensee fails to cease using the Licensed Trademarks, Licensee agrees and hereby specifically consents to Licensor obtaining a decree of a court having jurisdiction over Licensee or any Sublicensee ordering Licensee and the Sublicensees to stop the use of the Licensed Trademarks in any form.

Section 5.05. Domain Name Redirect. For twelve (12) months after the expiration or termination of this Agreement pursuant to this Article 5, Licensor shall use commercially reasonable efforts to include a hypertext and/or graphic link in form and substance reasonably and in good faith determined by Licensor to redirect site visitors of the Permitted Domain Names to livent.com or another domain name related to the Lithium Business as designated by Licensee in writing to Licensor.

Section 5.06. Survival. Notwithstanding anything in this Agreement to the contrary, Sections 2.04, 3.01, 3.02, 4.03, 5.04 and 5.06 and Article 6 and all associated definitions and interpretative provisions of this Agreement shall survive any expiration or termination of this Agreement.

ARTICLE 6

GENERAL

Section 6.01. Assignment. This Agreement, and the License, are personal to Licensee. Licensee shall not voluntarily or by operation of law assign or otherwise transfer all or any part of Licensee’s interest in this Agreement, and any attempted assignment or other transfer shall be null and void and may result in termination by Licensor pursuant to Section 5.03(g).

Section 6.02. Interpretation; Incorporation of Terms by Reference. This Agreement is an “Ancillary Agreement” as such term is defined in the Separation and Distribution Agreement and shall be interpreted in accordance with the terms of the Separation and Distribution Agreement in all respects; provided that in the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Separation and Distribution Agreement in respect of the subject matter of this Agreement, the terms of this Agreement shall control in all respects. Sections 9.03, 9.04, 9.05, 9.06, 9.07 (other than 9.07(d)), 9.08, 9.09, 9.10, 9.11, 9.12, 9.13, 9.15, 9.16 and 9.17 (subject to the immediately preceding sentence) of the Separation and Distribution Agreement shall each be incorporated herein by reference, mutatis mutandis, as if set forth in full herein.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

FMC Corporation

By:
Name:
Title:

Livent Corporation

By:
Name:
Title:

EXHIBIT A

Licensed Trademarks

EXHIBIT B

Permitted Domain Names

Fmclithium.com

Fmclithiumfinechemicals.com

Fmclithium.asia

Fmclithium.eu

Fmclithium.net.cn

Fmclithium.us

Fmcelectro.com

EXHIBIT C

Licensed Trademarks Standards of Use

[attached]